Exhibit 10.1

SIXTH AMENDMENT

TO AMENDED AND RESTATED FINANCING AGREEMENT

SIXTH AMENDMENT, dated as of April 8, 2009 (the “Sixth Amendment”), to the Financing Agreement referred to below, by and among (i) ENHERENT CORP., a Delaware corporation (the “Parent”), and each Subsidiary of Parent listed as a borrower on the signature pages thereto (together with the Parent, each, a “Borrower” and collectively, the “Borrowers”), and (ii) ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”) as lender and as agent (in such capacity, the “Agent”) for itself and each Person that purchases any portion of Ableco’s rights and obligations under the Financing Agreement pursuant to Sections 2.07 and 10.07 thereof (collectively with Ableco, the “Lenders”).

WHEREAS, the Borrowers, the Agent and the Lenders are parties to the Amended and Restated Financing Agreement dated as of April 1, 2005 (as amended to date, the “Financing Agreement”), pursuant to which the Lenders have agreed to make certain term loans and revolving loans to the Borrowers from time to time in an aggregate principal amount at any time outstanding not to exceed the aggregate amount set forth in the Financing Agreement; and

WHEREAS, the Borrowers have requested that the Agent and the Lenders amend certain provisions of the Financing Agreement to, among other things, (a) increase the interest rate applicable to the Terms Loan B and the Revolving Loans (each as defined in the Financing Agreement) and (b) modify the financial covenants set forth in Section 6.03 of the Financing Agreement, all in accordance with and subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.1 Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Financing Agreement.

1.2 Amendments to the Financing Agreement.

(a) Section 1.01 of the Financing Agreement is hereby amended by adding the following new definitions in their appropriate alphabetical order, as follows:

“‘Funding Losses’ has the meaning specified therefor in Section 2.11.”

“‘Interest Period’ means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.”

“‘LIBOR’ means, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the rate of interest published in The Wall Street Journal, Eastern Edition, two Business Days prior to such Interest Period as the “London Interbank Offered Rate” applicable to such Interest Period. In the event that The Wall Street Journal, Eastern Edition is not published or such rate does not appear in The Wall Street Journal, Eastern Edition, LIBOR shall be the rate determined by the Agent to be the rate at which deposits in Dollars are offered to major banks in the London interbank market, two Business Days prior to the beginning of such Interest Period, in an amount approximately equal to the principal amount of the LIBOR Rate Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period, which determination shall be conclusive absent manifest error.”

“‘LIBOR Deadline’ has the meaning specified therefor in Section 2.10.”

“‘LIBOR Notice’ means a written notice substantially in the form of Exhibit A to the Sixth Amendment.”

“‘LIBOR Option’ has the meaning specified therefor in Section 2.09.

“‘LIBOR Rate’ means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) 4.00% and (b) the rate per annum determined by the Agent (rounded upwards if necessary, to the next 1/100%) by dividing (x) LIBOR for such Interest Period by (y) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.”

“‘LIBOR Rate Loan’ means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.”

“‘Reference Rate Loan’ means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.”

“‘Reserve Percentage’ means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.”

“‘Sixth Amendment’ means the Sixth Amendment to Amended and Restated Financing Agreement, dated as of April 8, 2009, by and among the Borrowers, the Agent and the Lenders.”

“‘Sixth Amendment Effective Date’ means the later of (i) April 8, 2009 and (ii) the date on which all of the conditions precedent set forth in Section 2 of the Sixth Amendment have been satisfied or waived in writing.”

(b) The definition of “Business Day” set forth in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“‘Business Day’ means (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.”

(c) Section 2.04(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows”

“(a) Loans.

(i) Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to the Reference Rate plus (A) at any time prior to the Sixth Amendment Effective Date, 3.00% and (B) at any time thereafter, 4.00%;

(ii) Subject to the terms of this Agreement, at the option of the Borrower, the Term Loan B or any portion thereof shall, commencing on the Sixth Amendment Effective Date, be either a Reference Rate Loan or a LIBOR Rate Loan. Prior to the Sixth Amendment Effective Date, the Term Loan B shall bear interest on the principal amount thereof from time to time outstanding, from the date the Term Loan B is made until the Sixth Amendment Effective Date, at a rate per annum equal to 3.00%. Commencing on the Sixth Amendment Effective Date, each portion of the Term Loan B that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the Sixth Amendment Effective Date until repaid or converted, at a rate per annum equal to the Reference Rate plus 0.25%. Each portion of the Term Loan B that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date such portion of the Term Loan B is converted to, or continued as, a LIBOR Rate Loan until repaid or converted back to a Reference Rate Loan, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan B (or such portion thereof) plus 4.00%.”

(d) Section 2.05(d) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.11 and (iii) if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees due but unpaid to such date pursuant to Section 2.06.”

(e) Article II of the Financing Agreement is hereby amended by inserting at the end thereof the following new Section 2.09, Section 2.10, Section 2.11, Section 2.12 and Section 2.13 to read as follows:

“Section 2.09. LIBOR Option. In lieu of having interest charged at the rate based upon the Reference Rate, the Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Term Loan B be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(c). On the last day of each applicable Interest Period, unless the Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that a Default or an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that any portion of the Loans bear interest at the LIBOR Rate and the Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.

Section 2.10 Exercise of LIBOR Option.

(a) The Borrowers may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying the Agent prior to 11:00 a.m. (New York City time) at least 5 Business Days prior to (i) the commencement of the proposed Interest Period or (ii) in the case of the conversion of a LIBOR Rate Loan into a Reference Rate Loan, the last day of the then current Interest Period (the “LIBOR Deadline”). Notice of the Borrowers’ election of the LIBOR Option for a permitted portion of the Term Loan B and an Interest Period pursuant to this subsection (a) shall be made by delivery to the Agent of a LIBOR Notice received by the Agent before the LIBOR Deadline, or by telephonic notice received by the Agent before the LIBOR Deadline (to be confirmed by delivery to the Agent of a LIBOR Notice received by the Agent prior to 5:00 p.m. (New York City time) on the same day). Promptly upon its receipt of each such LIBOR Notice, the Agent shall provide a copy thereof to each of the Lenders. Each LIBOR Notice shall be irrevocable and binding on the Borrowers.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than three (3) LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(c) The Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with any other provision of the Financing Agreement or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold the Agent and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.11.

Section 2.11 Funding Losses. In connection with each LIBOR Rate Loan, the Borrowers shall indemnify, defend, and hold the Agent and the Lenders harmless against any loss, cost, or expense incurred by the Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to the Agent or any Lender, be deemed to equal the amount reasonably determined by the Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which the Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of the Agent or a Lender delivered to the Borrowers setting forth any amount or amounts that the Agent or such Lender is entitled to receive pursuant to this Section 2.11 shall be conclusive absent manifest error.

Section 2.12. Changes in Law; Impracticability or Illegality.

(a) The LIBOR Rate may be adjusted by the Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrowers and the Agent notice of such a determination and adjustment and the Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrowers may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.11).

(b) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Borrowers and the Agent, and the Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

Section 2.13. No Requirement to Match Fund. Anything to the contrary contained herein notwithstanding, neither the Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.”

(f) Section 6.03(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries, at the end of any fiscal quarter of the Parent and its Subsidiaries, to be less than (i) with respect to the first fiscal quarter of 2009, 0.25 to 1.0 and (ii) for any fiscal quarter thereafter, 0.5 to 1.0.”

(g) Section 6.03(b) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Consolidated EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries, at the end of any fiscal quarter of the Parent and its Subsidiaries, to be less than (i) with respect to the first fiscal quarter of 2009, $100,000 and (ii) for any fiscal quarter thereafter, $150,000.”

2. Conditions to Effectiveness. This Sixth Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to the Agent, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein called the “Sixth Amendment Effective Date”):

(a) The representations and warranties contained herein, in Section 5.01 of the Financing Agreement and in each other Loan Document and certificate or other writing delivered to the Agent pursuant hereto on or prior to the Sixth Amendment Effective Date shall be correct on and as of the Sixth Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct on and as of such date); and, no Default or Event of Default shall have occurred and be continuing on the Sixth Amendment Effective Date.

(b) The Agent shall have received counterparts of this Sixth Amendment which bear the signatures of each Borrower.

(c) All legal matters incident to this Sixth Amendment shall be satisfactory to the Agent and its counsel.

3. Representations and Warranties. Each Loan Party hereby represents and warrants to the Agent and the Lenders as follows:

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Section 5.01 of the Financing Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or the Lenders pursuant hereto on or prior to the Sixth Amendment Effective Date shall be correct on and as of the Sixth Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct on and as of such date); and no Default or Event of Default shall have occurred and be continuing on the Sixth Amendment Effective Date.

(b) Organization, Good Standing, Etc. Such Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Sixth Amendment and to perform the Financing Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(c) Authorization, Etc. The execution, delivery and performance by such Loan Party of this Sixth Amendment, and the performance by such Loan Party of the Financing Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene such Loan Party’s charter or by-laws, any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(d) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by such Loan Party of this Sixth Amendment, or for the performance of the Financing Agreement, as amended hereby.

(e) Enforceability of Loan Documents. Each of this Sixth Amendment, the Financing Agreement, as amended hereby, and each other Loan Document to which such Loan Party is a party is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

4. Continued Effectiveness of Financing Agreement. Each Borrower hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Sixth Amendment Effective Date all references in any such Loan Document to “the Financing Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Sixth Amendment, and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Agent or any Lender, or to grant to the Agent or any Lender a Lien on any collateral as security for the Obligations of such Borrower from time to time existing in respect of the Financing Agreement and the other Loan Documents, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects.

5. Miscellaneous.

(a) This Sixth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Sixth Amendment for any other purpose.

(c) This Sixth Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d) Each Borrower hereby acknowledges and agrees that this Sixth Amendment constitutes a “Loan Document” under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by a Borrower under or in connection with this Sixth Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) a Borrower shall fail to perform or observe any term, covenant or agreement contained in this Sixth Amendment.

(e) The Borrowers will pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Sixth Amendment, including, without limitation, the reasonable fees, disbursements and other charges of Schulte Roth & Zabel LLP, counsel to the Agent and the Lenders.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed and delivered as of the date first above written.

BORROWERS:

ENHERENT CORP.

By:	/s/ Pamela Fredette
Name:	Pamela Fredette
Title:	President & CEO

AGENT and LENDER:

ABLECO FINANCE LLC, as lender and agent, on behalf of itself and its affiliate assigns

By:	/s/ Daniel E. Wolf
Name:	Daniel E. Wolf
Title:	President

Exhibit A

Form of LIBOR Notice

[LETTERHEAD OF BORROWERS]

[                                         ], as Agent

under the below-referenced Financing Agreement

[                                         ]

[                                         ]

Ladies and Gentlemen:

Reference is made to Financing Agreement referred to below, by and among ENHERENT CORP., a Delaware corporation (the “Parent”), and each Subsidiary of Parent listed as a borrower on the signature pages thereto (together with the Parent, each, a “Borrower” and collectively, the “Borrowers”), and ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”) as lender and as agent (in such capacity, the “Agent”) for itself and each Person that purchases any portion of Ableco’s rights and obligations under the Financing Agreement pursuant to Sections 2.07 and 10.07 thereof (collectively with Ableco, the “Lenders”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

This LIBOR Notice represents the Borrowers’ request to [convert into] [continue as] [LIBOR Rate Loans] [Reference Rate Loans] $            1 of the outstanding principal amount of the Loans (the “Requested Loan”)[, and is a written confirmation of the telephonic notice of such election previously given to the Agent].

[Such Requested LIBOR Rate Loan will have an Interest Period of [one] [two] [three] month(s), commencing on                         .]

[This LIBOR Notice further confirms the Borrowers’ acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Financing Agreement, of the LIBOR Rate as determined pursuant to the Financing Agreement.]

The undersigned certifies that (i) the representations and warranties contained in Article V of the Financing Agreement and in each other Loan Document and other certificates or other writing delivered to the Agent or any Lender pursuant to the Financing Agreement are true and correct on and as of the date hereof as though made on and as of the date hereof and will be true and correct on as of the date of the [conversion] [continuation] of the Requested Loan (except that any representation and warranty made as of a specific date shall be true and correct as of such specific date), (ii) no Default or Event of Default has occurred and is continuing or

[1]	In the case of a continuation of a LIBOR Rate Loan, the aggregate principal amount of such LIBOR Rate Loan shall not be less than $500,000 and in multiples of $100,000 in excess thereof. In addition, the Borrowers shall not have more than three (3) LIBOR Rate Loans in effect at any time.

will result from the [conversion] [continuation] of the Requested Loan or will occur or be continuing on the date of the Requested Loan and (iii) all applicable conditions set forth in Article IV of the Financing Agreement have been satisfied as of the date hereof and will remain satisfied as of the date of the [conversion] [continuation] of the Requested Loan.

Dated:

BORROWER:

ENHERENT CORP.

By:
Name:
Title: